Exhibit 10.18

AKILI INTERACTIVE LABS, INC.

EXECUTIVE SEVERANCE PLAN

1.    Introduction. This document serves as the Plan document for the Severance Benefits provided under the Akili Interactive Labs, Inc. Executive Severance Plan (the “Plan”). It contains information that will help Covered Employees understand their Severance Benefits. The Company encourages all Covered Employees to read through the Plan carefully. Note that initially capitalized words and phrases used throughout this document are generally defined in Section 5. If you have any questions regarding the Plan, contact Human Resources.

2.    Establishment of Plan. Akili Interactive Labs, Inc. (the “Company”) hereby establishes the Plan for the purpose of providing Severance Benefits to the individuals and subject to the terms and conditions set forth in this Plan. The executives and officers of the Company, including any executives and officers of any subsidiary of the Company, covered by this Plan (each such executive or officer, a “Covered Employee” and collectively, the “Covered Employees”) will be those executives and officers holding the titles identified by the Administrator and set forth on Exhibit A attached hereto. The Plan is in effect for Covered Employees who experience a Covered Termination after the Effective Date. This Plan supersedes any and all (i) severance plans or separation policies or provisions applying to a Covered Employee that may have been in effect before the Effective Date and (ii) provisions of any agreement between a Covered Employee and the Company that provides for severance pay or benefits.

3.    Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the Severance Benefits (defined below) if employment with the Company (or its successor, following a Change in Control) terminates under the circumstances specified herein.

4.    Coverage. A Covered Employee will be eligible to receive the Severance Benefits under the Plan if such Covered Employee experiences a Covered Termination. In order to receive the Severance Benefits under the Plan, Covered Employees must meet the eligibility requirements, including with respect to a Separation Agreement and Release (as defined below) and other requirements as provided herein.

5.    Definitions. For purposes of this Plan:

A.    “Administrator” shall mean the Board or a committee thereof designated by the Board.

B.    “Applicable Bonus Multiple” shall mean, (i) 1.0x, in the case of the Company’s Chief Executive Officer, (ii) 0.75x, in the case of a Covered Employee at the Senior Vice President level and (iii) 0.5x in the case of a Covered Employee at the Vice President level.

C.    “Applicable Severance Period” shall mean, in the event of a Qualified Termination that occurs at any time other than the Change in Control Period, the period set forth in Table I and, in the event of a Qualified Termination that occurs within the Change in Control Period, the period set forth in Table II.

Akili Interactive Labs, Inc. Confidential & Proprietary

TABLE I

JOB TITLE OF COVERED EMPLOYEE	SEVERANCE PERIOD
Chief Executive Officer	Nine (9) months
Senior Vice President	Six (6) months
Vice President	Three (3) months

TABLE II

JOB TITLE OF COVERED EMPLOYEE	SEVERANCE PERIOD
Chief Executive Officer	Twelve (12) months
Senior Vice President	Nine (9) months
Vice President	Six (6) months

D.    “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s annualized base salary as in effect immediately before a Covered Termination (or base salary as in effect immediately prior to the Change in Control, if greater), exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

E.    “Board” shall mean the Board of Directors of the Company.

F.    “Cause” shall mean, as determined by the Board (excluding the Covered Employee, if such Covered Employee is then a member of the Board) based on the information then known to it, that one or more of the following has occurred: (i) the Covered Employee’s arrest for or conviction of a crime; or (ii) the Covered Employee’s material breach of any employment agreement or other obligation to the Company, including without limitation a breach by the Covered Employee of the Company’s written employment policies; or (iii) the Covered Employee’s willful failure or refusal to accept, acknowledge or carry out the Company’s lawful and reasonable written direction; or (iv) the Covered Employee’s conduct which is unlawful, fraudulent, dishonest, creates a conflict of interest with the Company, causes damage to the Company or interferes with the Company’s business operations.

G.    “Change in Control” shall mean: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; (iii) the sale of all of the outstanding stock of the Company to an unrelated person, entity or group thereof acting in concert; or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

H.    “Change in Control Period” shall mean the 12-month period immediately following the occurrence of the first event constituting a Change in Control of Parent.

I.    “Code” shall mean the Internal Revenue Code of 1986, as amended.

J.    “Covered Termination” shall mean a termination of the Covered Employee’s employment by the Company (or any successor thereto following a Change in Control) without Cause or by the Covered Employee for Good Reason. Notwithstanding the foregoing, a Covered Employee’s employment shall not be deemed to have been terminated solely as a result of the Covered Employee becoming an employee of any subsidiary of the Company or any direct or indirect successor to the business or assets of the Company, nor shall any intercompany transfer be deemed a termination of the employment relationship unless otherwise specified at the time of transfer.

K.    “Date of Termination” shall mean the date that a Covered Employee’s employment with the Company (or any successor) ends.

L.    “Effective Date” shall mean August 28, 2019.

M.    “Good Reason” shall mean that the Covered Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events after a Change in Control without the Covered Employee’s express consent: (i) a material diminution in the Covered Employee’s responsibilities, authority or duties ; (ii) a material diminution in the Covered Employee’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Covered Employee provides services to the Company; or (iv) the material breach of this Agreement by the Company.

N.    “Good Reason Process” shall mean that (i) the Covered Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Covered Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Covered Employee cooperates in good faith with the Company’s efforts, for a period not more than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist after the Cure Period; and (v) the Covered Employee terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

O.    “Proprietary Information” means all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public. All tangible embodiments of Proprietary Information are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational, technological, and scientific information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other developments, know-how and trade secrets; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.

P.    “Restrictive Covenants Agreement” shall mean, as applicable to each Covered Employee, the Employee Confidentiality, Assignment and Noncompetition Agreement or the Employee Confidentiality, Assignment and Nonsolicitation Agreement between the Covered Employee and the Company, as either may be amended from time to time.

Q.    “Severance Benefits” shall mean (i) the benefits set forth in Section 7 if the Covered Termination occurs outside the Change in Control Period, or (ii) the benefits set forth in Section 8 if the Covered Termination occurs within the Change in Control Period. In no event shall a Covered Employee be eligible for the benefits set forth in both Section 7 and Section 8.

R.    “Target Bonus” shall mean for any Covered Employee, such Covered Employee’s target annual incentive compensation as in effect immediately before a Covered Termination (or the target annual incentive compensation as in effect immediately prior to the Change in Control, if greater).

6.    Eligibility Requirements. Receipt of any Severance Benefits under the Plan requires that the Covered Employee: (1) comply with the provisions of any applicable confidentiality, noncompetition, nonsolicitation, and other continuing obligations to the Company, including without limitation, the terms of the Restrictive Covenants Agreement; and (2) execute and deliver a waiver and release agreement in a form provided by the Company under which the Covered Employee releases and discharges the Company and related persons and entities from and on account of any and all claims including without limitation any claims that relate to or arise out of the employment relationship between the Company and the Covered Employee (the “Separation Agreement and Release”). To be eligible for the receipt of Severance Benefits under the Plan, the Separation Agreement and Release must be executed by the Covered Employee and any applicable revocation period with respect thereto must lapse within the time frame set forth in the Separation Agreement and Release but in no event to exceed 60 days following the Covered Employee’s termination of employment.

Notwithstanding anything to the contrary in the definition of “Covered Employee,” “Covered Termination” or otherwise in this Plan, the following employees will not be eligible for Severance Benefits hereunder, except to the extent specifically determined otherwise by the Administrator: (1) an employee who is terminated for Cause; (2) an employee who retires, terminates employment as a result of an inability to perform his or her duties due to physical or mental disability or dies (provided that, for the avoidance of doubt, an employee who dies or becomes disabled after incurring a Covered Termination shall remain eligible to continue to receive benefits hereunder); (3) an employee who terminates his or her employment for any reason other than for Good Reason within the Change in Control Period; and (4) an employee who is party to a written employment agreement with the Company that provides for severance benefits upon a termination by the Company or other contractual severance arrangement, in either event entered into after the Effective Date.

7.    Severance Benefits Upon a Covered Termination Outside the Change in Control Period. If the Covered Employee has a Covered Termination outside the Change in Control Period, then, subject to the terms and conditions of the Plan, the Covered Employee shall be entitled to the following severance payments and benefits:

A.    the Company shall pay the Covered Employee an amount equal to (i) the amount of the Covered Employee’s monthly Base Salary multiplied by the Applicable Severance Period (the “Severance Amount”), provided in the event the Covered Employee is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount the Covered Employee is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and

B.    if the Covered Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for the Covered Employee on the Date of Termination until the earliest of the following: (i) the expiration of the Applicable Severance Period; (ii) the Covered Employee’s eligibility for group health coverage through other employment; or (iii) the end of the Covered Employee’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Covered Employee, it may convert such payments to payroll payments directly to the Covered Employee on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

The amounts payable under this Section 7 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the Applicable Severance Period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.    Severance Benefits Upon a Covered Termination Within the Change in Control Period. If the Covered Employee has a Covered Termination within the Change in Control Period, then, subject to the terms and conditions of the Plan, the Covered Employee shall be entitled to the following severance payments and benefits:

A.    the Company shall pay the Covered Employee a lump sum in cash in an amount equal to the sum of (A) the amount of the Covered Employee’s monthly Base Salary (or the Covered Employee’s Base Salary in effect immediately prior to the Change in Control, if higher) multiplied by the Applicable Severance Period plus (B) the Applicable Bonus Multiple multiplied by the Covered Employee’s Target Bonus (the “Change in Control Payment”), provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable, paid or to be paid in the same calendar year; and

B.    notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other time-based stock-based awards held by the Covered Employee (the “Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Covered Employee’s Date of Termination and the Accelerated Vesting Date; and

C.    if the Covered Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for the Covered Employee on the Date of Termination until the earliest of the following: (i) the expiration of the Applicable Severance Period; (ii) the Covered Employee’s eligibility for group health coverage through other employment; or (iii) the end of the Covered Employee’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Covered Employee, it may convert such payments to payroll payments directly to the Covered Employee on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

The amounts payable under this Section 8 shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

9.    Death. If a Covered Employee dies after the Date of Termination, but before all payments or benefits to which such Covered Employee is entitled pursuant to the Plan have been paid or provided, any remaining payments and benefits will be made to any beneficiary designated by the Covered Employee prior to or in connection with such Covered Employee’s Covered Termination or, if no such beneficiary has been designated, to the Covered Employee’s estate.

10.    Withholding. The Company may withhold from any payment or benefit under the Plan (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment and (b) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect. Nothing in this Plan shall be construed to require the Company to make any payments to compensate the Covered Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.    Plan Administration.

A.    Administrator. The Administrator shall be the Board or a committee thereof designated by the Board; provided, however, that the Administrator may in its sole discretion appoint a new Administrator to administer the Plan at any time.

B.    Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Administrator. The Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limitation, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the Plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)    construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii)    determine which individuals are and are not Covered Employees, determine the benefits to which any Covered Employees may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii)    adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(iv)    make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v)    decide all disputes arising in connection with the Plan; and

(vi)    otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be conclusive and binding on all persons, including the Company and Covered Employees.

12.    Section 409A.

A.    Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Employee becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Employee’s separation from service, or (B) the Covered Employee’s death.

B.    It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

C.    To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Employee’s termination of employment, then such payments or benefits shall be payable only upon the Covered Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

D.    The Company makes no representation or warranty and shall have no liability to the Covered Employee or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13.    Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Administrator or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

14.    Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

15.    Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

16.    Unfunded Plan. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Covered Employee.

17.    Relief. If a Covered Employee violates the provisions of the Restrictive Covenants Agreement, (i) the Covered Employee will not be eligible for Severance Benefits, and (ii) to the extent any Severance Benefits have already been provided to the Covered Employee pursuant to this Plan, the Company shall have the right to terminate the Severance Benefits and demand immediate repayment of any amounts of the Severance Benefits previously paid to the Covered Employee or for the Covered Employee’s benefit under the Separation Agreement and Release. Any such actions in the event of a violation by the Covered Employee will not affect the Covered Employee’s applicable continuing obligations to the Company pursuant to the Restrictive Covenants Agreement, the Separation Agreement and Release or otherwise.

18.    Non-Assignability by Covered Employee; Assignability by Company. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. The Company may assign or otherwise transfer this Plan to any other person or entity without any Covered Employee’s consent.

19.    Integration With Other Pay or Benefits Requirements. The Severance Benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination. To the extent that the Company owes any amounts in the nature of severance benefits to any Covered Employee under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that Covered Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of a Covered Employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

20.    Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that any such amendment, modification or termination that may adversely affect the rights of any Covered Employee shall not be made without the consent of such person.

21.    Governing Law. The Plan and the rights of all persons hereunder shall be construed in accordance with and under applicable provisions of the Commonwealth of Massachusetts (without regard to conflict of laws provisions). This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

22.    Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

EXHIBIT A TO AKILI INTERACTIVE LABS, INC.

EXECUTIVE SEVERANCE PLAN

Chief Executive Officer

Senior Vice President

Vice President